News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE —

NEWPAGE ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

MIAMISBURG, Ohio – August 5, 2010 – NewPage Corporation (NewPage) today announced its results of operations for the second quarter of 2010.  Net sales were $890 million in the second quarter of 2010 compared to $736 million in the second quarter of 2009, an increase of $154 million, or 21 percent.  The increase in net sales resulted primarily from higher sales volumes, partially offset by lower average paper prices during the quarter.  Net sales in the second quarter of 2009 were affected by decreased advertising spending and magazine and catalog circulation that was largely attributable to general economic factors and inventory reductions by customers.

Net loss attributable to NewPage was $(174) million in the second quarter of 2010 compared to $(6) million in the second quarter of 2009. The increase in net loss was primarily a result of the expiration of the alternative fuel mixture tax credit, lower average sales prices, and higher interest expense during the second quarter of 2010 compared to the second quarter of 2009, partially offset by improved productivity, higher sales volumes and lower market-related downtime. Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $10 million in the second quarter of 2010 compared to $149 million in the second quarter of 2009.

“We are seeing increasing demand for our products, and reported industry capacity utilization is well above the 90 percent level.  With improving underlying demand, we are working diligently to position the company to take full advantage of the market improvement,” said George F. Martin, president and chief executive officer for NewPage.

The following schedule details key performance and cost metrics for the second quarter:

	Second Quarter
	2010	2009
Core paper sales volume – 000s tons	868	689
Price per ton of core paper	$852	$928
Total volume – 000s tons	1,116	864
Market downtime - 000s tons	—	161
Gross margin (loss) %	(2.7)%	(2.7)%
SG&A expense - % of net sales	6.5%	6.7%

“NewPage ended the second quarter of 2010 with $120 million of liquidity, consisting of $7 million of cash and cash equivalents and $113 million available for borrowing under the revolving credit facility,” said David J. Prystash, senior vice president and chief financial officer for NewPage.

Gross margin (loss) for the second quarter of 2010 was (2.7) percent, unchanged from the second quarter of 2009.

Interest expense in the second quarter of 2010 was $92 million compared to $67 million in the second quarter of 2009.  The increase was primarily due to higher interest rates on outstanding debt.

“We are optimistic about our results for the remainder of the year, with order volume continuing to improve each quarter and recently announced price increases starting to take effect in the third quarter of 2010,” said Mr. Martin.  In the second quarter of 2010, North American printing paper demand increased 27 percent compared to the second quarter of 2009 as advertising and print media usage began to rebound.  “During the second quarter of 2010, NewPage experienced higher customer demand resulting in a total sales volume increase of 8 percent over the first quarter of 2010, and an increase of 29 percent compared to the second quarter of 2009.  As a result of higher demand, we took no market-related downtime in the second quarter of 2010 compared to 161,000 tons in the second quarter of 2009,” Martin added.

NewPage, together with two other U.S. coated paper producers and the United Steelworkers Union, continues to pursue the antidumping and countervailing duty cases filed last year against Chinese and Indonesian imports of certain coated paper. The U.S. International Trade Commission determined by unanimous vote in November 2009 that there is reasonable indication that the U.S. industry is being materially injured by unfairly traded Chinese and Indonesian imports. The Department of Commerce announced its preliminary countervailing duty determinations in March 2010 and its preliminary dumping determinations in April 2010. The final determinations in the cases are expected to be completed by the end of 2010. “We believe imports continue to affect the North American market and feel strongly that the successful resolution of these cases will help create a level playing field,” said Martin.

Conference Call
The NewPage Second Quarter 2010 Conference Call and Webcast is scheduled for today, August 5, 2010, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing (866) 244-4629 (toll-free domestic) or (703) 639-1176 (international), conference ID 1413360. A replay of the call can be accessed via telephone (888) 266-2081 (toll-free domestic) or (703) 925-2533 (international), access code 1413360. The replay will be available starting at 2 p.m. (ET) on August 5, 2010, and will remain available until midnight (ET) on September 9, 2010.

About NewPage Corporation
Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada.  These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements
This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation
Consolidated Statements of Operations (unaudited)
Second Quarter Ended June 30, 2010 and 2009
(in millions)

	2010	2009
Net sales	$890	$736

Cost of sales	913	756
Selling, general and administrative expenses	58	49
Interest expense	92	67
Other (income) expense, net	—	(125)
Income (loss) before income taxes	(173)	(11)
Income tax (benefit)	1	(7)
Net income (loss)	(174)	(4)
Net income (loss)—noncontrolling interests	—	2
Net income (loss) attributable to NewPage	$(174)	$(6)

NewPage Corporation
Consolidated Statements of Operations (unaudited)
First Half Ended June 30, 2010 and 2009
(in millions)

	2010	2009
Net sales	$1,707	$1,458

Cost of sales	1,762	1,476
Selling, general and administrative expenses	107	95
Interest expense	189	134
Other (income) expense, net	(3)	(125)
Income (loss) before income taxes	(348)	(122)
Income tax (benefit)	1	(10)
Net income (loss)	(349)	(112)
Net income (loss)—noncontrolling interests	—	3
Net income (loss) attributable to NewPage	$(349)	$(115)

NewPage Corporation
Condensed Consolidated Balance Sheets (unaudited)
June 30, 2010 and December 31, 2009
(in millions)

	2010	2009
ASSETS
Cash and cash equivalents	$7	$5
Accounts receivable, net	296	296
Inventories	552	602
Other current assets	30	23
Total current assets	885	926

Property, plant and equipment, net	2,847	2,965
Other assets	117	114
TOTAL ASSETS	$3,849	$4,005

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$240	$230
Other current liabilities	248	238
Total current liabilities	488	468

Long-term debt	3,192	3,030
Other long-term obligations	482	493
Commitments and contingencies

EQUITY (DEFICIT)
Additional paid-in capital	811	791
Accumulated deficit	(871)	(522)
Accumulated other comprehensive loss	(253)	(255)
Total equity (deficit)	(313)	14
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,849	$4,005

NewPage Corporation
Condensed Consolidated Statements of Cash Flows (unaudited)
First Half Ended June 30, 2010 and 2009
(in millions)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(349)	$(112)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	135	139
Non-cash interest expense	23	13
(Gain) loss on disposal and impairment of assets	8	4
Deferred income taxes	—	(11)
Non-cash U.S. pension (income) expense	17	25
Equity award expense	19	6
Changes in operating assets and liabilities	20	(98)
Net cash provided by (used for) operating activities	(127)	(34)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(31)	(31)
Proceeds from sales of assets	12	22
Other investing activities	(1)	—
Net cash provided by (used for) investing activities	(20)	(9)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	67	—
Payment of financing costs	(4)	—
Loans to parent companies	—	(2)
Repayments of long-term debt	—	(24)
Borrowings on revolving credit facility	442	587
Payments on revolving credit facility	(358)	(513)
Net cash provided by (used for) financing activities	147	48

Effect of exchange rate changes on cash and cash equivalents	2	(2)
Net increase (decrease) in cash and cash equivalents	2	3
Cash and cash equivalents at beginning of period	5	3
Cash and cash equivalents at end of period	$7	$6

NewPage Corporation
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited)
Second Quarter and First Half Ended June 30, 2010 and 2009
(in millions)

	Second Quarter Ended June 30, 2010	Second Quarter Ended June 30, 2009	First Half Ended June 30, 2010	First Half Ended June 30, 2009

Net income (loss) attributable to NewPage	$(174)	$(6)	$(349)	$(115)
Plus:
Interest expense	92	67	189	134
Income tax (benefit)	1	(7)	1	(10)
Depreciation and amortization	67	69	135	139
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$(14)	$123	$(24)	$148

Plus:
Equity awards	11	3	19	6
(Gain) loss on disposal and impairment of assets	2	—	8	4
Non-cash U.S. pension expense	8	13	17	25
Integration and related severance costs	2	10	4	21
Other	1	—	1	—
Adjusted EBITDA	$10	$149	$25	$204

EBITDA and Adjusted EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“GAAP”), are not intended to represent net income (loss) attributable to NewPage, and should not be used as an alternative to net income (loss) attributable to NewPage as an indicator of performance. EBITDA and Adjusted EBITDA are shown because they are a primary component of certain covenants under our revolving credit facility and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Adjusted EBITDA instead of net income (loss) attributable to NewPage has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.